ASSIGNMENT, TRANSFER AND ACCEPTANCE OF ASSETS

DATED DECEMBER 21, 2010

THIS ASSIGNMENT, TRANSFER AND ACCEPTANCE OF ASSETS is made on December 21, 2010

(1)   QSPAN TECHNOLOGIES LTD.,(incorporated in the British Virgin Islands with company number 1518093), with registered address at Mill Mall Tower, 2nd Floor Wickhams Cay 1, P.O. Box 4406 Road Town, Tortola, British Virgin Islands ("Seller"); and

(2)   TELUPAY PLC, (incorporated in Jersey with company number 105127), whose registered office is at 1st Floor, 17 Esplanade, St. Helier, Jersey JE1 1WT, Channel Islands ("Buyer").

IT IS AGREED as follows:

1.   Definitions and Interpretation

1.1   Unless the context requires otherwise, terms and expressions defined in the Agreement (as defined below) shall have the same meaning when used in this Assignment, Transfer and Acceptance.

2.   Assignment, Transfer and Acceptance

2.1   In accordance with Clause 4.1(a)(1) of the agreement of even date made between the Seller and the Buyer ("Agreement") for the sale and purchase of certain assets of the Seller in consideration for the Buyer's allotment and issue to the Seller of up to 34,917,845 ordinary shares of L 0.01 each in the capital of the Buyer, the Seller has and hereby sells, assigns and transfers to the Buyer and the Buyer hereby accepts from the Seller the rights, title and obligations to the following Assets:

(A)   a computer program particularly described as a mobile banking solution duly registered and deposited with the Republic of Philippines National Commission For Culture And The Arts, National Library in Manila with registration No. N2008-144, which the Seller acquired by a deed of assignment dated 12 February 2009 made between QSpan Administrative Services Incorporated (now known as QSpan Technologies Philippines, Inc.)(registered with the Philippines Securities and Exchange Commission with SEC Registration no. CS200813635) and the Seller, together with all supporting documentation, manuals and suitable media on which it is stored or held;

(B)   a computer program with international program copyright registration certificate number 160812, and program registration number 2010-99-184-005689 named "Mobile Enterprise Solution" created on 31 March 2010 and registered on 7 October 2010 in the name of QSpan Technologies Ltd. of Mill Mall Tower, 2nd Floor, Wickhams Cay 1, PO Box 4406, Road Town, Tortola, British Virgin Islands, which is a mobile banking enterprise solution' which is mobile banking technology for SMS, mobile WAP, GPRS, browser based platforms including the iPhone and Android applications including banking applications not limited to, account inquiries, account transfers, P2P fund transfers, bill payments, money transfers (domestic remittances), mPayments (payments of products and services made at commercial POS terminals and through mobile merchant accounts), self-enrollment services, airtime purchases, bill notifications with instant payment, call-to-action feature, interbank fund transfer transactions, text alerts, email receipts, history receipts, and favorites. This mobile banking enterprise solution also includes a comprehensive administration system for the mobile banking service including, system management, transaction types, transaction charges, commercial terms configuration, SMS message management, email message management, service management, user management, user account settings, lock or unlock user accounts, user accounts, user group profile, bank branch management, biller management, cell phone load management, settlement accounts, account profile, MBS information update, search MB account, add own deposit account fulfilment, remove own deposit account fulfilment, add third party account fulfilment, remove third party account fulfilment, reactivate MBS account fulfilment, terminate MBS account fulfilment, PIN change fulfilment, MBS enrolment, balance inquiry for single account, balance inquiry for all accounts, fund transfer for own accounts, fund transfer for other accounts, top up phone, transaction history, transaction history - all, and pay bills; together with all supporting documentation, manuals and suitable media on which it is stored or held;

(C) all intellectual property rights anywhere in the world, including (without limitation) patents, trade marks, database rights, rights in designs and copyrights, moral rights, whether or not any of these rights are registered, and including applications for any such rights in respect of the assets set out in (A) and (B) above;

(D) all contracts, licenses and/or instruments entered into by the Seller in respect of or relating to the assets set out in (A) and (B) above, which have unperformed obligations due to or rights capable of being enforced by the Seller, in either case whether present or future, accrued or contingent, including the underlying royalties, fees or other remuneration due; and

(E) each of the Due Diligence Reports in respect of the assets set out in (A) and (B) above.

3.     Rights Reserved

3.1     The Assets have been assigned and transferred in the condition stipulated in the Agreement. Delivery of this Assignment, Transfer and Acceptance shall not affect any right that the Buyer has to bring a claim in respect of quality and quantity of the Assets transferred.

4.     Law

4.1     This Assignment, Transfer and Acceptance shall be governed by and construed in accordance with Jersey law.

The parties have executed and delivered this Agreement on the date set out on the front page.

SIGNATORIES

EXECUTED AS A DEED for and on behalf of QSPAN TECHNOLOGIES LTD.	) ) ) )	/s/ Stephen Fowler .................................................. Duly Authorised Signatory
Name: Stephen Fowler Title:...Director

SIGNED by for and on behalf of TELUPAY PLC	) ) ) )	/s/ Frederick Deacon .................................................. Duly Authorised Signatory